January 26, 2017

Northern Lights Fund Trust

80 Arkay Drive

Hauppauge, NY 11788

Re:       Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 912 to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 930 under the Investment Company Act of 1940 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

842863.1